EXHIBIT 99.1

AUTONATION APPOINTS TWO NEW BOARD MEMBERS

Fort Lauderdale, Fla. (June 22, 2006) -— AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, announced today that its Board of Directors has appointed Robert R. Grusky and Carlos A. Migoya as indendepent directors of the Company. These additions expand AutoNation’s Board from seven to nine members and increase the number of independent directors to seven. Messrs. Grusky and Migoya were also appointed to serve on the Company’s Audit Committee.

“We are very pleased that Bob and Carlos are joining our Board,” said Mike Jackson, Chairman and CEO of AutoNation. “They each have strong business and financial backgrounds, and we look forward to the contributions that they will make to our Board.”

Mr. Grusky is the Managing Member of Hope Capital Management, LLC, an investment firm that he founded in 2000. He also serves as a Senior Advisor to New Mountain Capital, LLC, a private equity firm that he co-founded in 2000, and served as a Managing Director and Principal until 2005. Previously, between 1985 and 1997, Mr. Grusky also served in various capacities, including Vice President, for Goldman, Sachs & Co. in its Mergers & Acquisitions Department and Principal Investment Area.

Mr. Migoya serves as Regional President for Wachovia Bank, Florida. In his present position with Wachovia, Mr. Migoya is responsible for Wachovia’s banking businesses in Dade and Monroe Counties in Florida. Mr. Migoya has more than 32 years’ experience in banking.

ABOUT AUTONATION, INC.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and a component of the Standard and Poor’s 500 Index. AutoNation has approximately 27,000 full-time employees and owns and operates 345 new vehicle franchises in 16 states. For additional information, please visit http://corp.AutoNation.com or www.AutoNation.com, where more than 100,000 vehicles are available for sale.